Form N-SAR,
Sub-Item 77Q1(d)
Copies of any constituent
instruments defining the
rights of shareholders


Nuveen Investment Funds, Inc.

811-05309



The Registrant has added a new share class to certain series of the Registrant. The rights of the holders of the new class are described in the By-Laws. The amended By-Laws were filed as exhibit 99.B and a copy of the Articles of Amendment to the Registrants Articles Supplementary to the
Registrants Articles of Incorporation filed as
exhibit 99.A.28 on January 20, 2015, under
Conformed Submission 485bPOS, accession
number, 0001193125-15-014230 and such Exhibits are incorporated by reference for this Sub-Item
77Q1(d).